UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2016 (May 18, 2016)

GlobeImmune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35642	84-1353925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Infinite Drive Louisville, CO	80027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 625-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)

On May 18, 2016, GlobeImmune, Inc. (“GlobeImmune”) received a notice (the “Notice”) from the Nasdaq Stock Market (“NASDAQ”) indicating that GlobeImmune’s common stock (“Common Stock”) no longer meets the continued listing requirement as set forth in NASDAQ Rule 5550(b)(1) based on GlobeImmune’s reported stockholders’ equity as reported in GlobeImmune’s Quarterly Report on Form 10-Q for the period ended March 31, 2016. The minimum stockholders’ equity required for continued listing is $2.5 million. GlobeImmune also does not meet the alternatives for market value of listed securities or net income from continuing operations under NASDAQ Rule 5550(b)(1).

Under NASDAQ Rule 5810(c)(2), GlobeImmune may submit a plan to regain compliance with NASDAQ Rule 5550(b)(1) within 45 calendar days of the date of the Notice. GlobeImmune currently anticipates submitting such a plan to NASDAQ. If NASDAQ accepts GlobeImmune’s plan, then NASDAQ may grant GlobeImmune a 180 calendar day extension from the date of the Notice to regain compliance by meeting the continued listing standard. If GlobeImmune is not granted an extension or is unable to regain compliance during the 180 calendar day extension period, if granted by NASDAQ, and receives a delisting determination from NASDAQ it may, at that time, request a hearing to remain on The NASDAQ Capital Market, which request will ordinarily suspend such delisting determination until a decision by NASDAQ subsequent to the hearing.

There can be no assurance that GlobeImmune will be successful in receiving a 180 calendar day extension for compliance from NASDAQ or in maintaining its listing of the Common Stock on The NASDAQ Capital Market. This could impair the liquidity and market price of the Common Stock. In addition, the delisting of the Common Stock from a national exchange could materially and adversely affect GlobeImmune’s access to capital markets, and any limitation on market liquidity or reduction in the price of the Common Stock as a result of that delisting could adversely affect GlobeImmune’s ability to raise capital on terms acceptable to GlobeImmune, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GlobeImmune, Inc.

Dated: May 19, 2016	By:	/s/ Timothy C. Rodell
Timothy C. Rodell
Chief Executive Officer and President